Exhibit 99.1

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AIMCO

PROPERTY

OPERATIONS

IMPROVING

LOWERING COST OF

CAPITAL

-REFINANCINGS

-REDEMPTIONS

-ASSET SALES

[GRAPHIC]

AIMCO

Apartment Investment and Management Company

NAREIT June 2003

LIQUIDITY —

ISSUED $250 MILLION TERM DEBT

Improves Liquidity and Extends Duration

•                    Term debt proceeds applied to line of credit
— availability of $362 million

•                    Five-year term

•                    Floating rate at 275bp over LIBOR

•                    Freely prepayable

LOWER COST OF CAPITAL —

PROPERTY DEBT REFINANCINGS

•                    YTD $234 million gross loans refinanced

•                    Full year $650+ million expected (average AIV ownership 72%)

•                    Average interest rate savings of 200bp

BALANCE SHEET —

PREFERRED REDEMPTIONS

Class S and Property Disposition Proceeds Fund Preferred Redemptions

•                    Called $60 million (9%) Class C for redemption

•                    Additional $217.5 million of preferred open to redemption at par in 2003

—           $105 million — Class D (8.75%) — callable now

—           $50 million — Class H (9.5%) — callable 8/2003

—           $62.5 million — Class L (10.0%) — callable 6/2003

•                    Redemption of preferreds reduces dilution from property sales

•                    Per guidance expect $800 to $900 million in gross dispositions the remainder of 2003; $210 to $250 million in net cash proceeds

PROPERTY OPERATIONS —

IMPROVING

•                    Occupancy has increased from 90.2% in January to 93.0% in May

[CHART]

•                    Average rent bottomed in March and has been stable in April and May

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•                    Net rental income per month has increased $1.7 million from March to $93.5 million in May

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PROPERTY OPERATIONS —

IMPROVING

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New England acquisition has improved occupancy significantly

•                    89.1% in January to 95.8% in May

•                    Average rents $1,179 in January to $1,146 in May

Southern California remains strong

•                    Villas at Park La Brea occupancy has increased from 70% in January to 83% in May

•                    Average rents above $2,000 per month

Operating focus on Aimco occupancies that are below market averages

•                    Phoenix, Denver, Houston and Dallas

NEW BUSINESS ACTIVITIES

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•                    New York City acquisition

—           311-313 E. 73rd Street

—           $5 million

—           34 units

—           Opportunistic

•                    CALSTRS joint venture for student housing

—    $500 million commitment

—           2/3 CALSTRS and 1/3 Aimco ownership

—           Has closed on the acquisition of 3 properties

—           742 units

—           Kansas University

—           Cal State Hayward

—           University of North Carolina

—           Total $32.7 million

PORTFOLIO MANAGEMENT —

PRESENCE IN PROTECTED MARKETS

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Increasing Free Cash Flow exposure from targeted markets 4Q02 v. 4Q01

•                    Boston

•                    Southern California

•                    Free Cash Flow from targeted markets has increased from 46% to 56%

PORTFOLIO MANAGEMENT —

INCREASING AVERAGE OWNERSHIP

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•                    Over past 5 years Aimco has increased its economic ownership of properties through tenders and acquisitions and dispositions

•                    88% average ownership in consolidated properties

[CHART]